Exhibit 99.1

Mimi’s Rock Corp.

Consolidated Financial Statements

For the Twelve Months Ended December 31, 2021 and 2020

(Expressed in Canadian dollars)

Independent Auditor’s Report

To the Shareholders of Mimi’s Rock Corp.:

Opinion

We have audited the consolidated financial statements of Mimi’s Rock Corp. and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2021 and December 31, 2020, and the consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in equity for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2021 and December 31, 2020, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which indicates that the Company had negative working capital and accumulated deficit as at December 31, 2021. These conditions, along with other matters as set forth in Note 1 indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
●

Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Murad Bhimani.

Toronto, Ontario	Chartered Professional Accountants
June 24, 2022	Licensed Public Accountants

Mimi's Rock Corp.
Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

As at:		December 31	December 31
		2021	2020

Assets

Current assets
Cash		$170,938	$539,534
Trade and other receivables	note 3	2,107,489	1,765,844
Inventories	note 4	2,080,195	1,923,566
Income taxes recoverable		55,361	195,021
Prepaid expenses		223,788	182,411
		4,637,771	4,606,376
Non-current assets
Property and equipment	note 5	146,993	241,632
Right of use assets	note 6	185,994	482,886
Intangible assets	note 7	13,500,701	13,565,606
Goodwill	note 8	21,227,896	25,583,076
Total assets		$39,699,355	$44,479,576

Liabilities and Equity

Current liabilities
Bank indebtedness	note 9	$168,595	$-
Operating lines	note 10	3,900,000	2,400,000
Accounts payable and accrued liabilities		2,736,081	1,952,727
Income taxes payable		197,741	168,069
Provisions	note 11	40,718	32,611
Current portion of lease liability	note 12	56,946	79,664
Current portion of debt	note 13	11,967,947	6,170,033
		19,068,028	10,803,104
Non-current liabilities
Lease liability	note 12	144,290	428,138
Debt	note 13	1,364,176	9,135,004
Deferred income taxes	note 19	3,861,401	3,920,551
Total liabilities		24,437,895	24,286,797

Equity
Share capital	note 14	22,267,464	22,110,464
Contributed surplus	note 15, 21	2,272,718	2,166,577
Deficit		(7,830,792)	(2,814,170)
Accumulated other comprehensive income		(1,447,930)	(1,270,092)
Total equity		15,261,460	20,192,779
Total liabilities and equity		$39,699,355	$44,479,576

Going concern (note 1)
Commitments (note 16)
Contingent liabilities (note 17)

Approved on behalf of the Board:

(signed) Telfer Hanson      (signed) Norman Betts
              Director                               Director

The accompanying notes are an integral part of these consolidated financial statements

Mimi's Rock Corp.
Consolidated Statements of Operations
(Expressed in Canadian dollars)

		Year Ended December 31
		2021	2020

Revenues	note 2	$36,665,684	$40,286,303
Cost of goods sold	note 4	10,680,524	12,276,080
Gross margin		25,985,160	28,010,223

Operating expenses:
Selling and marketing	note 20	19,636,041	18,405,332
General and administrative	note 20	5,254,771	5,035,270
Share-based compensation	note 14	103,705	151,342
Depreciation	note 6,7	130,081	176,738
Foreign exchange losses (gains)		219,248	(263,583)
		25,343,846	23,505,099

Income before undernoted		641,314	4,505,124

Interest expense and financing costs		730,675	785,760
Goodwill impairment loss		4,244,335	-
(Loss) income before income taxes		(4,333,696)	3,719,364

Income tax expense (recovery) - current	note 19	720,107	1,441,435
- deferred	note 19	(37,181)	(830)

Net (loss) income for the year		$(5,016,622)	$2,278,759

(Loss) earnings per share
Basic		$(0.10)	$0.04
Diluted		$(0.10)	$0.04

Weighted average number of common shares outstanding - basic		52,575,041	52,545,063
Weighted average number of common shares outstanding - diluted		52,575,041	52,561,710

The accompanying notes are an integral part of these consolidated financial statements

Mimi's Rock Corp.
Consolidated Statements of Comprehensive (Loss) Income
(Expressed in Canadian dollars)

	Year Ended December 31
	2021	2020

Net (loss) income for the year	$(5,016,622)	$2,278,759

Other comprehensive loss:
Items that may be reclassified to income:
Currency translation differences	(177,838)	(565,329)

Other comprehensive loss for the year	(177,838)	(565,329)

Total comprehensive (loss) income for the year	$(5,194,460)	$1,713,430

The accompanying notes are an integral part of these consolidated financial statements

Mimi's Rock Corp.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

	Year Ended December 31
	2021	2020

Operating activities

Net (loss) income for the year	$(5,016,622)	$2,278,759

Adjustments for the following items:

Depreciation	130,081	176,738
Interest expense	730,675	785,760
Income tax expense	682,926	1,440,605
Goodwill impairment loss	4,244,335	-
Unrealized foreign exchange gains (losses)	115,272	(486,585)
Share-based compensation	103,705	151,342
Interest paid	(693,755)	(647,791)
Income taxes paid	(674,973)	(191,284)

Net change in non-cash working capital balances:
Provisions	8,107	2,078
Trade and other receivables	(341,645)	(1,055,201)
Prepaid expenses	(41,377)	72,939
Inventories	(156,629)	(682,303)
Accounts payable and accrued liabilities	783,354	(1,787,946)
Net cash provided by (used in) operating activities	(126,546)	57,111

Financing activities
Repurchase of common shares	-	(79,486)
Advances on operating lines	1,500,000	2,074,000
Short term bank indebtedness	168,595	-
Payment of lease obligations	(110,853)	(122,401)
Issuance of debenture	1,504,000	-
Repayment of debt	(3,326,400)	(3,326,400)
Net cash used in financing activities	(264,658)	(1,454,287)

Investing activities:
Landlord inducement (costs incurred) on property and equipment	22,608	(9,043)
Net cash used in investing activities	22,608	(9,043)

Net change in cash	$(368,596)	(1,406,219)

Cash, beginning of period	539,534	1,945,753

Cash, end of period	$170,938	$539,534

The accompanying notes are an integral part of these consolidated financial statements

Mimi's Rock Corp.
Consolidated Statements of Changes in Equity
(Expressed in Canadian dollars)
	Share capital	Contributed surplus	Accumulated deficit	Accumulated other comprehensive income (AOCI)	Total equity

Balance, December 31, 2019	$22,203,062	$2,002,123	$(5,092,929)	$(704,763)	$18,407,493

Share repurchase and cancellation pursuant to normal course issuer bid	(92,598)	13,112	-	-	(79,486)

Share-based compensation	-	151,342	-	-	151,342

Net income for the year	-	-	2,278,759	-	2,278,759

Other comprehensive loss for the year	-	-	-	(565,329)	(565,329)

Balance, December 31, 2020	$22,110,464	$2,166,577	$(2,814,170)	$(1,270,092)	$20,192,779

Common shares and warrants issued in connection with Debenture	157,000	2,436	-	-	159,436

Share-based compensation	-	103,705	-	-	103,705

Net loss for the year	-	-	(5,016,622)	-	(5,016,622)

Other comprehensive loss for the year	-	-	-	(177,838)	(177,838)

Balance, December 31, 2021	$22,267,464	$2,272,718	$(7,830,792)	$(1,447,930)	$15,261,460

The accompanying notes are an integral part of these consolidated financial statements

Mimi's Rock Corp.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2021 and December 31, 2020

1.	Presentation of Financial Statements

Nature of Business

Mimi's Rock Corp., formerly known as Commerce Acquisition Corp. (“the Company”), was incorporated under the Ontario Business Corporations Act (“OBCA”) on March 27, 2017. The Company and its subsidiaries operate in Canada and Europe. The head office of the Company is 610 Chartwell Road, Suite 202, Oakville, Ontario. The Company is a marketer and distributor of dietary supplements, vitamins, skin care and other wellness products through online channels to its customers in the United States, Canada and Europe.

Going Concern

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will, in the foreseeable future realize on its assets and discharge its liabilities in the normal course of business as they come due. Accordingly, the consolidated financial statements do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and, therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in these consolidated financial statements. Such adjustments could be material.

As at December 31, 2021, the Company had negative working capital of $14,430,257 compared to negative working capital of $6,196,728 at December 31, 2020. Net loss for the year ended December 31, 2021 was $5,016,622 (2020 – net income of $2,278,759). The accumulated deficit as at December 31, 2021 was $7,830,792.

The Company anticipates it will have sufficient cash on hand to service its liabilities and fund operating costs as they come due; however, there is uncertainty with respect to compliance with lending covenants which, in turn, create uncertainty around the ability to repay the loan should such a demand be made. The application of the going concern assumption is dependent upon the Company’s ability to continue to generate future profitable operations and/or obtain additional financing. While the Company was successful in obtaining waivers and financing in prior periods, there can be no assurance that a waiver would be obtained or additional funds could be raised in the future should they be required. The above events and conditions indicate there is a material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern.

Basis of Preparation

These consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and the International Financial Reporting Interpretations Committee (“IFRIC”) as issued by the International Accounting Standards Board (IASB). The consolidated financial statements have been prepared on a historical cost basis, except for items that are required to be accounted for at fair value. The policies set out below have been consistently applied to all the periods presented.

The consolidated financial statements were authorized for issue by the Company’s Board of Directors on June 24, 2022.

Since December 31, 2021, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in governments worldwide continuing to enact various emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. While the Company has so far been able to maintain normal operation without significant disruption, it remains unknown the extent of the impact the COVID-19 outbreak may have going forward as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence.

2.	Significant Accounting Policies and Changes in Accounting Standards

(a)	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, collectively known as Mimi's Rock Corp. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. Intercompany balances, transactions, and revenues and expenses are eliminated on consolidation. The consolidated financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies.

Subsidiaries of the Company as at December 31, 2021 and 2020:

	December 31 2021	December 31 2020	Jurisdiction of
Company	% ownership	% ownership	incorporation

Mimi's Rock GmbH	100	100	Germany
DTI GmbH	100	100	Germany
Thunder Beach Holdings	100	100	Barbados
Mimi’s Rock Inc.	100	100	Canada
All Natural Advice Ltd.	100	100	Canada
Maritime Naturals Ltd.	100	100	Canada

(b)	Accounting judgments, estimates, and uncertainties

Critical judgements

The following are the critical judgements, apart from those involving estimations (see below), that have been made in the process of applying the Company's accounting policies and that have the most significant effect on the amounts recognised in the consolidated financial statements.

Acquisition accounting

Management exercised judgement in determining that the acquisitions of DTI GmbH, All Natural Advice Ltd. and Maritime Naturals Ltd. were acquisitions of a business. Management considered the guidance and definitions per IFRS 3 in making these determinations. These transactions have been recorded in the consolidated financial statements based on management’s assessment of fair value for the acquired assets and assumed liabilities.

Functional currency

Management has exercised judgement in determining the functional currency of each of the entities that it consolidates based on the primary economic environment in which the entity operates and in reference to the various indicators as provided by IAS 21 – The effects of changes in foreign exchange rates. The functional currency of Mimi's Rock GmbH, DTI GmbH and Thunder Beach Holdings is US dollars ("USD"). The functional currency of Mimi’s Rock Inc., All Natural Advice Ltd. and Maritime Naturals Ltd. is Canadian dollars (“CAD”). The consolidated financial statements of the Company are presented in CAD, which is the parent Company’s functional and presentation currency.

Use of estimates

In preparation of the Company’s consolidated financial statements in accordance with IFRS, management is required to make estimates and assumptions that affect the reported amount of assets, liabilities, and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates used in the Company’s consolidated financial statements and such differences could be material. Significant estimates include:

●	the allowance for inventory obsolescence;
●	estimate for product returns;
●	allocation of the purchase price and estimates of fair value for the acquired assets and assumed liabilities;
●	the estimated useful lives of property and equipment and intangible assets;
●	impairment of financial and non-financial assets;
●	the valuation of deferred tax assets and liabilities;
●	the valuation of share-based compensation expense; and
●	the assessment of whether a contract contains a lease.

Significant estimates

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year:

(i)    Inventory obsolescence

The Company reviews the net realizable value of its inventory at periodic intervals. The Company has determined that there are adequate future sales to support the carrying value for all inventories as at December 31, 2021. In addition, management reviews specific product and industry experience with returns in assessing if a write-down is required.

(ii)    Estimated product returns

Revenue from product sales is recognized net of estimated sales discounts, credits, returns, rebates and allowances. The Company’s return policy allows for return of any unsatisfactory product. The return allowance is determined based on an analysis of the historical rate of returns, industry return data, and current market conditions, which is applied directly against sales.

(iii)          Allocation of the purchase price and estimates of fair value for the acquired assets and assumed liabilities

The Company as part of its business combinations and product acquisitions performs a preliminary assessment of the fair value of all assets acquired and liabilities assumed based on all current available information. As part of the measurement period to finalize the purchase price allocation, management updates the estimated fair values as information becomes available, support from third party market data becomes available, and where necessary, third party independent valuations are obtained. Management is ultimately responsible for concluding on the allocation of purchase price and estimates of fair value for the acquired assets and assumed liabilities.

(iv)         Impairment of financial and non-financial assets

Financial Assets

The Company assesses at each statement of financial position date whether there is objective evidence that a financial asset or group of financial assets is impaired.

If there is objective evidence that an impairment loss has occurred on an unquoted or not actively traded equity instrument that is not carried at fair value (because its fair value cannot be reliably measured), the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset and is recognized in profit or loss for the period. Reversals of impairment losses on assets carried at cost are not permitted.

For financial assets carried at amortized cost, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition).

Objective evidence of impairment of financial assets carried at amortized cost exists if the counterparty is experiencing significant financial difficulty, there is a breach of contract, concessions are granted to the counterparty that would not normally be granted, or it is probable the counterparty will enter into bankruptcy or a financial reorganization.

Non-Financial Assets

At the end of each reporting period, the Company reviews property and equipment and intangible assets for indicators of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. In addition, the Company’s indefinite life intangible assets must be tested for impairment annually.

Determining whether goodwill is impaired requires an estimation of the recoverable amount of the cash generating units (“CGUs”) or groups of CGUs to which goodwill has been allocated. The determination of recoverable amount requires the Company to estimate the future cash flows expected to arise from these CGUs and a suitable discount rate in order to calculate the recoverable amount of the CGUs. If the recoverable amount of the CGUs is less than its carrying amount, an impairment loss is recorded. As at December 31, 2021, the Company’s DTI CGU is considered to have a recoverable amount in excess of its carrying amount. The carrying amount of the Company’s All Natural and Maritime Naturals CGUs were determined to be in excess of the recoverable amounts as measured at December 31, 2021. The Company has recognized impairment losses in 2021 related to goodwill associated with the All Natural and Maritime Natural CGUs of $1,818,747 and $2,425,588, respectively.

(v)         Useful lives of property, equipment and intangible assets

The Company reviews the estimated useful lives of property, equipment and intangible assets at the end of each year, with the effect of any changes in estimates being accounted for on a prospective basis.

Depreciation on property and equipment and amortization on intangible assets is calculated using the straight-line method using cost less residual values over their estimated useful lives, as follows:

●    Computer equipment                                                                     3 years

●    Furniture and fixtures                                                                    3 years

●    Leasehold improvements                                                              Term of the lease

●    Brand and trademarks                                                                   Indefinite useful life

(vi)         Valuation of deferred tax assets and liabilities

The Company estimates the probability that taxable profits will be available and can be utilized against deductible temporary differences in order to recognize deferred tax assets. The Company has reviewed the expected profitability and determined that no value related to deferred tax assets should be recognized at this time. In addition, in connection with the business combinations, the Company determined that deferred tax liabilities should be recognized based on the difference in accounting and tax basis of intangible assets acquired.

(vii)         Valuation of share-based compensation expense

The Company estimates the fair value of share options issued for services based on the Black Scholes option-pricing model for warrants and share options with a service condition. These methods of valuation, which require management to use certain assumptions regarding inputs used, were applied to the equity transactions during the year.

(viii)         Assessment of whether a contract contains a lease

The Company applies significant judgement in assessing whether a contract is or contains a lease. Such judgements include the determination of whether an asset or assets are specifically or implicitly identified in the contract, if the Company has the right to obtain substantially all the economic benefits from use of the asset or assets and whether the Company has the right to direct the use of the asset or assets. These judgements are made at the inception of a contract and may change if there are material changes to the agreement.

Estimates are used to determine the incremental borrowing rate of a lease when the interest rate implicit to the lease is not readily available. The Company's incremental borrowing rate is determined using a model which incorporates the Company's credit worthiness, the nature and quality of the underlying asset, geographic environments and the duration of the lease. The inputs used in determining the incremental borrowing rate are reviewed and updated quarterly.

The Company also applies significant judgement in determining whether it is reasonably certain to exercise lease extension options or purchase options in a contract by considering all relevant factors and circumstances that may create an economic incentive for the Company to exercise the option considering such factors as past experience, the terms and conditions of the contract, and the importance of the underlying assets to the Company’s operations.

(d)	Financial instruments

The Company classifies all financial instruments as either subsequently measured at amortized cost, fair value through profit or loss (“FVTPL”), or fair value through other comprehensive income "FVTOCI”). Financial instruments are required to be measured at fair value on initial recognition. Measurement in subsequent periods depends on the financial instruments’ classification. Financial instruments classified as FVTPL are measured at fair value with unrealized gains and losses recognized in the results of operations. FVTOCI instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income. Trade receivables are measured at amortized cost. Transaction costs for FVTPL financial instruments are expensed as incurred, whereas transaction costs for financial instruments carried at amortized cost are capitalized upon initial recognition of the instrument.

Other financial liabilities (including debt and accounts payable and accrued liabilities) are initially recorded at fair value less transaction costs and subsequently measured at amortized costs using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction cost and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

(e)	Cash

Cash primarily consists of demand deposits with financial institutions.

(f)	Inventories

Inventories are comprised of finished goods of nutraceutical and skincare products and are recorded at the lower of cost and net realizable value on a first-in first-out basis. Costs are comprised primarily of finished goods for resale and associated packaging. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion/fulfillment and applicable selling expenses. The Company writes down inventory to its estimated net realizable value based upon assumptions about future and market conditions when necessary.

(g)	Trade and other receivables

Trade and other receivables are stated at their amortized cost and are non-interest bearing and unsecured. Management conducts a periodic review of the collectability of trade receivables. The Company records an allowance for estimated credit losses if any uncertainty exists with respect to the recoverability of certain amounts based on historical experience or economic climate.

(h)	Intangible assets

Intangible assets include all costs incurred to acquire brand rights, trademarks, licensing and distribution agreements. Intangible assets are established as a result of business combinations and measured on initial recognition at fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and any accumulated impairment losses. Upon recognition of an intangible asset, the Company determines if the asset has a definite or indefinite life. In making this determination, the Company considers the expected use, expiry of agreements, the nature of the asset, and whether the value of the asset decreases over time. Intangible assets with finite lives are amortized over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. The Company expects its trade names to generate economic benefit in perpetuity, and accordingly, has assigned the trade names as indefinite-life intangible assets. Indefinite-life intangibles are tested for impairment annually and any changes arising from this assessment are applied by the Company prospectively.

(i)	Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at the acquisition date fair value. Acquisition costs incurred are expensed and included in acquisition costs.

Goodwill represents the price paid for acquisitions in excess of the fair value of net tangible and identifiable intangible assets acquired. Goodwill is carried at cost, less impairment losses if any. Goodwill is tested for impairment at the end of each fiscal year or if events or changes in circumstances indicate a potential impairment. Determining whether goodwill is impaired requires an estimation of the recoverable amount of the CGUs to which goodwill has been allocated.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the CGUs, or groups of CGUs, that is expected to benefit from the synergies of the combination. Each CGU or group of CGUs to which the goodwill is allocated represents the level within the entity at which the goodwill is monitored for internal management purposes.

(j)	Impairment of non-financial assets

At the end of each reporting period, or sooner when events or changes in circumstances indicate an impairment may have occurred, the Company reviews the carrying amounts of its property and equipment, finite-life intangible assets and goodwill to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. In addition, goodwill, intangible assets with indefinite useful lives and intangible assets not yet available for use, if any, are tested for impairment annually.

An impairment loss is recognized when the carrying amount of an asset, or its CGU, exceeds its recoverable amount. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.

The recoverable amount is the greater of the asset’s or CGU’s fair value less costs to sell (“FVLCTS”) and value in use (“VIU”). In assessing VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining FVLCTS, a post-tax discounted cash flow model is used. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs. If the recoverable amount of the asset or CGU is less than its carrying amount, an impairment loss is recognized immediately in the statement of operations.

Other than goodwill, where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. Goodwill impairment losses are not reversed.

(k)	Provisions

Provisions are recorded when a present legal or constructive obligation exists as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount receivable can be measured reliably.

(l)	Income taxes

Provision for income taxes consists of current and deferred tax expense. Tax is recognized in the statement of operations, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is recognized in other comprehensive income or directly in equity, respectively.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted at period end in the countries where the Company and its subsidiaries operate and generate taxable income, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recognized, using the liability method, on temporary differences between the carrying amounts of assets and liabilities on the consolidated statement of financial position and their corresponding tax values, using the enacted or substantively enacted, as applicable, income tax rates at each statement of financial position date.

Deferred tax assets also result from unused losses and other deductions carried forward. An assessment of the probability that a deferred tax asset will be recovered is made prior to any deferred tax asset being recognized. The valuation of deferred tax assets is reviewed on a quarterly basis and adjusted, if necessary, to reflect the estimated realizable amount.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

(m)	Foreign currency translation

(i)         Functional and presentation currency

The consolidated financial statements of the Company are presented in CAD, which is the parent Company’s functional and presentation currency.

(ii)         Transactions and balances

Foreign currency transactions are initiated by the Company’s entities at their respective functional currency using the exchange rates prevailing at the date of the transaction. At each statement of financial position date, monetary assets and liabilities are translated using the period-end foreign exchange rate. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the reporting date. All gains and losses on translation of these foreign currency balances are included in the consolidated statement of comprehensive loss.

(iii)          Company’s subsidiaries

On consolidation the assets and liabilities of foreign operations are translated into CAD at the rate of exchange prevailing at the reporting date and their statement of operations are translated at the average exchange rates prevailing during the period. The exchange differences arising on translation for consolidation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in the consolidated statement of operations.

(n)	Revenue recognition and estimated product returns

The Company has adopted IFRS 15 Revenue from Contracts with Customers. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized. New estimates and judgement thresholds have been introduced which may affect the timing of revenue recognized.

The Company derives its revenues from the sale of its product to individual consumers and wholesalers. Revenue comprises the fair value of consideration received or receivable from the sale, net of discounts.  The Company’s return policy allows for return of any unsatisfactory product. The return allowance is determined based on analysis of the historical rate of returns and current market conditions, which is applied directly against sales. The Company recognizes revenue on the sale of its products upon shipment which is the performance obligation of the Company. The amount of revenue recognized is adjusted for expected returns, which are estimated based on historical data.

The returns allowance is recorded as a provision. The Company reviews its estimate of expected returns at each reporting date and updates the amounts of the liability accordingly. The Company also offers discounts on its products.

(o)	Share-based compensation

From time to time, the Company grants options to directors, officers, employees and non-employees to purchase common shares. The Company accounts for its stock options using the fair-value method. Share-based payments, equal to the fair value of the options on the date of grant, are recognized in the consolidated statement of comprehensive loss, with an offsetting credit to contributed surplus, for stock options granted to employees, officers and directors over the period during which the related options vest. Share-based payments are recognized in the statement of operations, with an offsetting credit to contributed surplus, for options granted to non-employees based on the fair value of the services received. Consideration paid upon exercise of stock options, along with the applicable amount of contributed surplus, is credited to share capital.

(p)	Comprehensive income or loss

Comprehensive income or loss is the change in net assets arising from transactions and other events and circumstances from non-owner sources and comprises net income or loss and other comprehensive income or loss. Financial assets that are classified as FVTOCI will have revaluation gains and losses included in other comprehensive income or loss until the asset is removed from the statement of financial position.

(q)	Basic and diluted net loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period. The treasury stock method is used to compute the dilutive effect of equity instruments. Stock options, share purchase warrants, and other equity instruments are dilutive when the average market price of the common shares during the period exceeds the exercise price of the options, warrants and other equity instruments. The diluted earnings per share is equal to the basic earnings per share if the effects of the outstanding options and warrants are anti-dilutive.

(r)	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(s)	Joint arrangement

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. When an entity transacts with a joint venture of the Company, profits and losses resulting from the transactions with the joint venture are recognized in the Company’s financial statements only to the extent of interests in the joint venture that are not related to the Company.

The Company, along with Avivagen Inc. (“VIV”), are parties to a joint venture, Centre Beach, Inc. (“Centre Beach”), for the purposes of marketing and selling pet supplement products. The Company and VIV each hold 50% of the outstanding shares and each occupy 50% of the seats on the Board of Directors of Centre Beach. Under the terms of the Shareholder’s Agreement, VIV is responsible for providing Centre Beach with certain active ingredients and securing registrations in various countries. The Company is responsible for the production, marketing, and sale of the products as well as administration of Centre Beach. The entity is a joint venture and equity accounting will be applied under IAS 28 Investments in Associates and Joint Ventures. There was no material activity in the joint venture for the years ended December 31, 2021 and 2020.

3.	Trade and other receivables

	December 31 2021	December 31 2020
Trade receivables	$2,107,489	$1,765,844
Less: allowance for estimated credit losses	-	-
Trade receivables - net	$2,107,489	$1,765,844

The aging analysis of trade receivables is as follows:

	December 31 2021	December 31 2020
Current	$2,107,489	$1,765,844
1 to 30 days overdue	-	-
31 to 90 days overdue	-	-
Greater than 90 days overdue	-	-
Total trade receivables	$2,107,489	$1,765,844

4.	Inventories

	December 31 2021	December 31 2020
Finished goods	$2,080,195	$1,923,566
Total inventories	$2,080,195	$1,923,566

The amount of inventories expensed in cost of goods sold during the year ended December 31, 2021 amounted to $10,680,524 (2020: $12,276,080).

5.	Property and equipment

Continuity of property and equipment for the year ended December 31, 2021 was as follows:

	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Total
Cost at December 31, 2020	$72,494	$51,171	$241,663	$365,328
Additions/adjustments	2,518	-	(25,126)	(22,608)
Foreign exchange differences	(96)	-	-	(96)

Cost at December 31, 2021	$74,916	$51,171	$216,537	$342,624
Accumulated Depreciation at December 31, 2020	$37,884	$32,530	$53,282	$123,696
Depreciation charge	24,224	14,060	33,724	72,008
Foreign exchange differences	(73)	-	-	(73)
Accumulated Depreciation at December 31, 2021	$62,035	$46,590	$87,006	$195,631
Net book value at December 31, 2020	$34,610	$18,641	$188,381	$241,632
Net book value at December 31, 2021	$12,881	$4,581	$129,531	$146,993

Continuity of property and equipment for the year ended December 31, 2020 was as follows:

	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Total
Cost at December 31, 2019	$72,694	$49,109	$232,620	$354,423
Additions	-	-	9,043	9,043
Foreign exchange differences	(200)	2,062	-	1,862

Cost at December 31, 2020	$72,494	$51,171	$241,663	$365,328
Accumulated Depreciation at December 31, 2019	$18,760	$14,445	$17,482	$50,687
Depreciation charge	19,226	16,100	35,801	71,127
Foreign exchange differences	(103)	1,985	-	1,882
Accumulated Depreciation at December 31, 2020	$37,884	$32,530	$53,282	$123,696
Net book value at December 31, 2019	$53,934	$34,664	$215,138	$303,736
Net book value at December 31, 2020	$34,610	$18,641	$188,381	$241,632

6.	Right of use assets

The Company’s right-of-use assets primarily relate to the lease of office space. These liabilities were measured at the present value of the remaining lease payments, discounted using the incremental borrowing rate.

	December 31 2021	December 31 2020
Balance, beginning of the year	$675,543	$630,943
Disposals	(312,440)	-
Foreign exchange differences	(55.644)	44,600
Cost, end of the year	$307,459	$675,543
Accumulated Depreciation, beginning of the year	$192,657	$84,646
Disposals	(108,525)	-
Depreciation charge	58,073	105,611
Foreign exchange differences	(20,740)	2,400
Accumulated Depreciation, end of the year	$121,465	$192,657
Net book value, beginning of the year	$482,886	$546,297
Net book value, end of the year	$185,994	$482,886

7.	Intangible assets

Continuity of intangible assets for the years ended December 31, 2021 and 2020 was as follows:

	December 31 2020	December 31 2020
Balance, beginning of the year	$13,565,606	$13,746,475
Foreign exchange differences	(64,905)	(180,869)
Balance, end of the year	$13,500,701	$13,565,606

Intangible assets consist of indefinite-life brand and trademarks. For the purposes of impairment testing, intangible assets were allocated to CGUs as follows:

	DTI	All Natural	Maritime Naturals
Balance, beginning of the year	$11,036,446	$1,395,140	$1,134,020
Foreign exchange differences	(64,905)	-	-
Balance, end of the year	$10,971,541	$1,395,140	$1,134,020

The estimated recoverable amount of each CGU was determined by the Company as its value in use using a discounted cashflow model. The cash flow projections included specific estimates for five years and a terminal growth rate thereafter. The terminal growth rate was determined based on management’s estimate of the long-term compound annual earnings growth rate, consistent with the assumptions that a market participant would make.

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends and have been based on historical data from both external and internal sources.

	DTI	All Natural	Maritime Naturals
Discount rate	19.70%	22.11%	22.11%
Terminal growth rate	(2.0%)	(2.0%)	(2.0%)

There have been no impairment losses recognized against intangible assets during the years ended December 31, 2021 and 2020.

8.	Goodwill

The carrying amount of goodwill for the years ended December 31, 2021 and 2020 was as follows:

	December 31 2021	December 31 2020
Balance, beginning of the year	$25,583,076	$25,891,962
Impairment loss	(4,244,335)	-
Foreign exchange differences	(110,845)	(308,886)
Balance, end of the year	$21,227,896	$25,583,076

For the purposes of impairment testing, goodwill acquired through business combinations was allocated to CGUs as follows, and is compared to its recoverable amount:

	DTI	All Natural	Maritime Naturals
Balance, beginning of the year	$19,092,068	$3,637,493	$2,853,515
Impairment loss	-	(1,818,747)	(2,425,588)
Foreign exchange differences	(110,845)	-	-
Balance, end of the year	$18,981,223	$1,818,746	$427,927

The estimated recoverable amount of each CGU was determined by the Company using a discounted cashflow model. The cash flow projections included specific estimates for five years and a terminal growth rate thereafter. The terminal growth rate was determined based on management’s estimate of the long-term compound annual EBITDA growth rate, consistent with the assumptions that a market participant would make. The discount rates and growth assumptions used in the estimation of the recoverable amount of each CGU are described in Note 7. Impairment testing resulted in the reduction of goodwill at December 31, 2021 to its recoverable amount. A decline in profitability in the Company’s skincare businesses in 2021 resulted in adjustments to forecasted performance for future years. Key assumptions used in the forecast include revenue growth and profitability levels. Management has assumed revenue growth rates based on past experience. Taking into account these latest developments, the recoverable amount was determined to be lower than carrying value for the All Natural Advice and Maritime Natural CGUs. As such, an impairment loss was recognized with respect to goodwill allocated to the All Natural Advice and Maritime Naturals business units. The related goodwill impairment loss of $4,244,335 was included in the Consolidated Statement of Operations.

9.	Bank indebtedness

At December 31, 2021, the Company had temporary bank indebtedness as a result of timing of receipt of cashflows combined with the processing of the loan principal repayment. The indebtedness was repaid on January 5, 2022.

10.	Operating lines

The Company maintains an operating line of credit with its lender allowing for revolving credit up to a maximum of $900,000. Advances against the operating line bear interest at the bank prime rate (December 31, 2021: 3.45%), with interest payable monthly and is secured by a general security interest in the assets of the Company as well as an assignment of trade receivables and inventory. Drawings against this facility at December 31, 2021 were $900,000 (2020: $900,000). Interest incurred for the year ended December 31, 2021 was $19,993 (2020: $24,351).

The Company also maintains an additional borrowing facility under a guarantee program with Export Development Canada (EDC), for day-to day operational purposes and to manage any cashflow challenges presented by COVID-19. An initial $1,500,000 was advanced under this facility in July 2020 with an additional $1,500,000 advance being drawn under the facility in March 2021. The EDC facilities are available for 24 month periods, maturing July 2022 and March 2023 with an optional renewal period. Advanced funds bear interest at bank prime plus 1% (December 31, 2021: 3.45%) and are secured by EDC. Drawings against this facility at December 31, 2021 were $3,000,000 (2020: $1,500,000). Interest incurred for the year ended December 31, 2021 was $90,597 (2020: $21,692).

11.	Provisions

	December 31 2021	December 31 2020
Balance at beginning of year	$32,611	$30,533
Charges	9,051	5,633
Utilization	(2,362)	(2,604)
Foreign exchange	1,418	(951)
Balance at end of year	$40,718	$32,611
Less: current portion of provisions	(40,718)	(32,611)
Non-current portion of provisions	$-	$-

The Company’s provisions are comprised of estimates for product returns. The Company accepts all product returns relating to online product sales. Management estimates the fair value of the product returns liability by taking into consideration the number of units previously sold, returns experience to date, expiry of product currently in inventory, and sales volumes. Due to the expected timeframe under which the returns are expected, the Company classifies all provisions as current liabilities.

12.	Lease Liability

	December 31 2021	December 31 2020
Balance at beginning of year, and on adoption of IFRS 16	$507,802	$507,875
Disposals	(205,913)	-
Interest expense	27,998	42,837
Lease payments	(110,853)	(122,401)
Foreign exchange	(17,798)	79,491
Balance at end of year	$201,236	$507,802
Less: current portion of lease liability	(56,946)	(79,664)
Non-current portion of lease liability	$144,290	$428,138

On November 1, 2021, the Company’s subsidiary DTI GmbH, terminated its lease agreement for its office in Ahrensburg, Germany, in favour of a new one year lease agreement at a lower monthly rent. The new agreement is short term in nature, cancellable within 90 days and does not qualify for treatment as a lease. The Company has de-recognized the asset and liability relating to the previous lease.

13.	Debt

	December 31 2021	December 31 2020
Current
Senior secured facility, net of unamortized transaction costs of $nil (2020: $19,211)	$9,949,982	$4,107,074
Short term promissory notes	2,017,965	2,062,959

Total	$11,967,947	$6,170,033

Non-Current
Debenture, net of unamortized transaction costs of $216,044	$1,364,176	$-
Senior secured facility, net of unamortized transaction costs (2020: $12,596)	-	9,135,004

Total	$1,364,176	$9,135,004

Senior secured facility

The Company’s senior facility was originally established to provide funds for the acquisition of DTI GmbH and was renegotiated in connection with the acquisition of All Natural and Maritime Naturals. The facility matures on December 13, 2022 and consists of a term loan with quarterly principal repayments of $831,600 and a principal value at December 31, 2021 of $9,979,200. Interest is calculated at the Canadian Bankers’ Acceptance (“BA”) rate plus 3.0%, or approximately 3.45% effective rate, with interest paid monthly. Finance costs of $55,000 originally capitalized to the loan have been fully amortized.

The facility is secured by all assets of the Company and contains affirmative and negative covenants including compliance with laws and restrictions on additional debt, as well as traditional financial covenants such as debt to earnings and other coverage ratios. As measured at December 31, 2021, the Company was not in compliance with certain financial covenants of the senior secured facility.

In November 2021, the Company received a waiver with respect to its financial covenants at September 30, 2021 and December 31, 2021. As the Company was not in compliance with all covenants at the reporting date, the full balance of the loan has been presented as due within the current period.

Short term promissory notes

In connection with the acquisition of each of All Natural and Maritime Naturals, a portion of the purchase price was paid via the issuance of a promissory note to the vendor. The principal amount of the promissory note to the vendor of All Natural was $1,120,770, while the principal amount of the note to the vendor of Maritime Naturals was $869,230, for a total of $2,000,000. Both notes were originally due one year from the acquisition date, or December 13, 2020, and remain outstanding and due on demand. The notes accrue interest at 3% are subordinated to the Senior Secured Facility and are unsecured other than by written guarantees of the acquired companies.

Debentures

On November 30, 2021, the Company completed a non-brokered private placement of $1,570,000 of subordinated secured debentures ("Debentures") consisting of $10,000 principal amount per Debenture. The Debentures mature on November 24, 2023 with annual costs at 10.0% per annum, consisting of interest at 8.0% per annum, payable quarterly and an annual maintenance fee of 2%, paid annually in advance.

In connection with the placement, the Company issued 560,706 common shares and paid cash commissions of $66,000, as well as 66,000 non-transferrable compensation warrants. Total finance costs of $225,376 were capitalized to the carrying value of the Debenture and will be amortized over the term of the liability.

14.	Share capital

(a)	Authorized:

Unlimited common shares without par value. Unlimited preferred shares.

Issued:

	Year ended December 31, 2021		Year ended December 31, 2020
	Number of common shares	Amount	Number of common shares	Amount
Balance, beginning of year	52,525,883	$22,110,464	52,745,883	$22,203,062
Common shares issued in connection with Debenture	560,706	157,000	-	-
Common shares repurchased pursuant to normal course issuer bid	-	-	(220,000)	(92,598)
Balance, end of year	53,086,589	$22,267,464	52,525,883	$22,110,464

(b)	Debenture

In November 2021, in connection with the issuance of its Debentures, the Company issued a total of 560,706 common shares. Subscribers were granted 3,571 common shares of the Company for each $10,000 of principal amount of Debentures or 560,706 common shares in the aggregate. The fair value of the shares issued was determined based on the most recent closing price on the date of issuance, or $0.28 per share.

(c) Normal Course Issuer Bid

In November 2019, the Company announced its intention to implement a normal course issuer bid ("NCIB") to purchase, for cancellation, up to 3,029,109 of its common shares, representing approximately 10% of the Company's "public float". During the year ended December 31, 2020, the Company repurchased and cancelled 220,000 shares under the NCIB at an average price of approximately $0.36 per share. The NCIB expired in December 2020.

(d)	Stock option plan

The Company offers equity-based compensation under its stock option plan. Under the plan, the options are exercisable for one common share and the exercise price of the option must equal the market price of the underlying share at the grant date. The options have vesting periods ranging from the date of grant up to two years. Once vested, options are exercisable at any time until expiry.

During the year ended December 31, 2021, the Company did not grant any options. During the year ended December 31, 2020, the Company granted 920,000 options to staff and consultants, with exercise prices ranging from $0.36 to $0.67 per share. The options have terms of one to five years from the date of grant and vest over periods of one to two years.

Share based compensation expense is based on the estimated number of awards that will eventually vest and adjustments are made for forfeitures as they occur. The estimated fair value of the options granted during the year ended December 31, 2020, using the Black-Scholes option pricing model, was $190,038. Of this amount, $151,342 was expensed during the year ended December 31, 2020 and has been included in equity as contributed surplus. The remaining expense will be recognized over the balance of the vesting periods.

(e)	Stock option details

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

	Year ended December 31
	2021	2020

Weighted-average fair value of options	n/a	$0.21

Risk-free interest rate	n/a	0.50%

Volatility of the Company's common shares	n/a	77%

Weighted average expected life of the options (in years)	n/a	5

Forfeiture rate	n/a	2.50%

Expected dividends	n/a	nil

Volatility was determined based on daily observations of the historical stock price for comparable companies over a period consistent with the expected life of the options at the date of grant.

Details of outstanding options are as follows:

	Number of	Weighted average
	options	exercise price per share
Options outstanding at December 31, 2019	4,857,500	$0.69

Options granted	920,000	0.44
Options forfeited	(935,000)	0.70

Options outstanding at December 31, 2020	4,842,500	$0.64

Options forfeited	(472,500)	0.75

Options outstanding, December 31, 2021	4,370,000	$0.62

Options exercisable, December 31, 2021	4,012,000	$0.64

15.	Warrants

In November 2021, in connection with the issuance of its Debentures, the Company issued a total of 66,000 non-transferable compensation warrants. Each compensation warrant entitles the holder thereof to purchase one common share of the Company at $0.50 per share until November 24, 2022.

The fair value of the warrants issued was determined using the Black Scholes pricing model based on the using the following assumptions:

	Year ended December 31
	2021	2020

Weighted-average fair value of warrants	$0.04	n/a

Risk-free interest rate	0.50%	n/a

Volatility of the Company's common shares	77%	n/a

Weighted average expected life of the options (in years)	1	n/a

Forfeiture rate	0%	n/a

Expected dividends	Nil	n/a

Volatility was determined based on daily observations of the historical stock price for comparable companies over a period consistent with the expected life of the options at the date of grant.

Details of outstanding warrants are as follows:

	Number of	Exercise price
	warrants	per share

Warrants outstanding at December 31, 2019	2,850,440	$0.68

Warrants expired	(2,725,440)	$0.67

Warrants outstanding at December 31, 2020	125,000	$0.80

Warrants expired	(125,000)	$0.80
Warrants issued	66,000	$0.50

Warrants outstanding, December 31, 2021	66,000	$0.50

Warrants exercisable, December 31, 2021	66,000	$0.50

16.	Commitments

At December 31, 2021 and 2020, the Company had non-cancellable operating lease agreements for office premises and vehicles with minimum annual lease payments to expiry as follows:

	December 31 2021	December 31 2020
Less than 1 year	$84,779	$127,006
1 to 2 years	84,978	84,779
2 to 3 years	84,978	84,978
3 to 4 years	84,978	84,978
Thereafter	7,081	92,059
Total	$346,794	$473,801

17.	Contingent liabilities

During the year, the Company was named as defendant, along with other large vitamin and supplements manufacturers, in a legal claim related to labelling on one of its products. The Company does not consider the claim to have any merit and has filed a motion to dismiss.

18.	Related party transactions

At December 31, 2021 and 2020, there were no amounts owing to or from related parties, other than the loan receivable as described below. The remuneration of directors and other members of key management personnel, defined as those persons having the authority and responsibility for planning, directing and controlling the activities of the entity, and recorded in the general and administrative line of operating expenses are as follows:

	December 31	December 31
	2021	2020

Salaries	$1,679,896	$1,900,259
Share based compensation	68,296	90,365

	$1,748,192	$1,990,624

In 2019, the Company advanced US$50,000 ($64,810) as a short term loan to Iconacy Orthopedic Implants Inc., a company controlled by certain of the Company’s officers and directors, for the purpose of short term working capital needs. The loan is in the form of an unsecured promissory note bearing interest at 8% and is due on demand. This amount has been included in trade and other receivables.

19.	Income taxes

The major components of income tax (recovery) expense for the years ended December 31, 2021 and December 31, 2020 are:

	December 31	December 31
Income tax recognized in profit or loss	2021	2020
Current tax
Based on taxable income	$720,107	$1,441,435
Deferred tax:
Origination and reversal of temporary differences	(37,181)	(830)
Provision for income taxes	$682,926	$1,440,605

A reconciliation between income tax expense and the product of accounting income multiplied by Canada’s domestic tax rate (26.5%) for the years ended December 31, 2021 and 2020 is provided below:

	December 31	December 31
	2021	2020
Income (loss) before income taxes	$(4,333,696)	$3,719,364

Income tax expense (benefit) at the statutory income tax rate of 26.5% (2020: 26.5%)	(1,148,429)	985,631
Non-deductible expenses for tax purposes	1,745,892	41,978
Deductible temporary differences and unused tax losses not recognized	256,849	668,531
Effect of income taxes recorded at rates different from the Canadian tax rate	(208,955)	(190,154)
Other differences	37,569	(65,381)
Income tax expense	$682,926	$1,440,605

The following table summarizes the components of deferred tax:

	December 31	December 31
	2021	2020
Non-capital losses carried forward	$-	$-
Intangible assets	(3,874,860)	(3,893,764)
Other deductible (taxable) temporary differences	13,459	(26,787)
	$(3,861,401)	$(3,920,551)

Classified in the consolidated financial statements as:

	December 31 2021	December 31 2020
Deferred tax assets	$-	$-
Deferred tax liabilities	3,861,401	3,920,551
Net deferred tax liability	$3,861,401	$3,920,551

	December 31	December 31
Movement in net deferred tax liabilities	2021	2020
Balance at the beginning of the year	$3,920,551	$3,971,026
Recognized in profit/loss	(25,841)	(830)
Foreign exchange	(33,309)	(49,645)
Balance at end of the year	$3,861,401	$3,920,551

Deferred taxes result from temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

	December 31	December 31
Unrecognized temporary differences in relation to:	2021	2020
Non-capital losses carried forward	$12,208,827	$10,687,083
Finance costs	710,149	1,469,712
	$12,918,976	$12,156,795

Non-capital losses begin to expire in 2037. The remaining deductible temporary differences may be carried forward indefinitely. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

The Company has unused non-capital tax losses that may be applied against future taxable income for Canadian federal and provincial income tax purposes, which expire as follows:

Non-capital losses	Federal and provincial
Expires in
2037	$3,028
2038	2,352,061
2039	5,189,900
2040	3,142,094
2041	1,521,744
Total	$12,208,827

20.	Operating expenses

Details of selling and marketing expenses for the year ended December 31, 2021 and 2020 are as follows:

	December 31	December 31
	2021	2020
Fulfillment	$12,123,362	$12,562,732
Advertising	5,735,460	4,856,580
Distribution	1,620,354	793,114
Marketing	156,865	192,906
	$19,636,041	$18,405,332

Details of general and administrative expenses for the years ended December 31, 2021 and 2020 are as follows:

	December 31	December 31
	2021	2020
Salaries and benefits	$3,238,417	$3,264,433
Legal and professional fees	927,081	670,470
Shipping costs	375,597	112,375
Insurance	301,971	621,275
Office expenses	174,328	163,897
Travel	15,552	22,905
Other	221,825	179,915
	$5,254,771	$5,035,270

21.	Management of capital

The Company includes the following in its definition of capital:

	December 31	December 31
	2021	2020
Debt comprised of:
Debt	$13,332,123	$15,305,037

Equity comprised of:
Share capital	22,267,464	22,110,464
Contributed surplus	2,272,718	2,166,577
Deficit and accumulated other comprehensive income	(9,278,722)	(4,084,262)
	$28,593,583	$35,497,816

The Company’s objectives when managing capital are:

(a)	to allow the Company to respond to changes in economic and/or marketplace conditions;

(b)	to give shareholders sustained growth in shareholder value by increasing shareholders’ equity;

(c)	to ensure that the Company maintains the level of capital necessary to meet the requirements of its debt;

(d)	to comply with financial covenants required under its debt facilities; and

(e)	to maintain a flexible capital structure which optimizes the cost of capital at acceptable levels of risk

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of its underlying assets. The Company maintains or adjusts its capital level to enable it to meet its objectives by:

(a)	raising capital through equity financings; and

(b)	utilizing leverage in the form of third party debt.

The Company is not subject to any capital requirements imposed by a regulator. The Company is subject to certain capital requirements and negative covenants with respect to its debt and other than default and restrictions as discussed in Note 13, there are no other externally imposed restrictions on capital.

There were no changes in the Company’s approach to capital management during the year. To date, the Company has not declared any cash dividends to its common or preferred shareholders as part of its capital management program. The Company’s management is responsible for the management of capital and monitors the Company’s use of various forms of leverage on a regular basis.

22.	Financial instruments and financial risk management

a) Fair Value Estimation

The Company’s carrying value of cash, short-term investments, trade and other receivables and accounts payable, accrued liabilities and current portion of debt approximate their fair values due to the immediate or short term maturity of these instruments. The fair value of long-term liabilities is not materially different than its carrying value due to the recent issuance of these liabilities.

Carrying value and fair value of financial assets and liabilities are summarized as follows:

December 31, 2021
Classification	Carrying value		Fair value
Loans and receivables	$		$
- Cash		170,938		170,938
- Trade and other receivables		2,107,489		2,107,489
Other financial liabilities
- Bank indebtedness		168,595		168,595
- Operating lines		3,900,000		3,900,000
- Accounts payable and accrued liabilities		2,736,081		2,736,081
- Debt		13,332,123		13,548,166

December 31, 2020
Classification	Carrying value		Fair value
Loans and receivables	$		$
- Cash		539,534		539,534
- Trade and other receivables		1,765,844		1,765,844
Other financial liabilities
- Operating lines		2,400,000		2,400,000
- Accounts payable and accrued liabilities		1,952,727		1,952,727
- Debt		15,305,037		15,336,844

The Company is required to present information about its financial assets and liabilities with respect to the hierarchy of the valuation techniques the Company utilized to determine fair value. The different levels have been defined as follows:

-	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities
-	Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves
-	Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

The fair value of financial instruments traded in active markets is based on quoted market prices at the statement of financial position date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in Level 2.

If one or more significant inputs are not based on observable market data, the instrument is included in Level 3.

b)   Financial Risk Factors

The use of financial instruments can expose the Company to several risks, including market, credit and liquidity risks. Apart from the risks listed below, management is of the opinion that the Company is not exposed to any other significant risks. A discussion of the Company’s use of financial instruments and its risk management is provided below.

(i)   Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s liquidity and operating results may be adversely affected if the Company’s access to the capital markets is hindered, whether as a result of a downturn in stock market conditions generally or related to matters specific to the Company. In order to mitigate this risk, the Company maintains a sufficient cash balance in order to satisfy short-term liabilities as they come due and actively pursues raising capital through various public and private financing mechanisms to satisfy longer term needs.

The table below analyzes the Company’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the statement of financial position date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows and do not include capitalized transaction costs.

	Year ended December 31
	2022	2023	2024	Thereafter
Debt	$5,326,400	$4,896,400	$3,326,400	$-
Operating line	3,900,000
Accounts payable and accrued liabilities	2,805,726	-	-	-
Lease liability	56,946	57,144	57,144	61,906
Total	$12,089,072	$4,953,544	$3,383,544	$61,906

(ii) Market risk:

Market risk is the risk that the fair value of, or future cash flows from, the Company’s financial instruments will significantly fluctuate because of changes in market prices. The value of the financial instruments can be affected by changes in interest rates, foreign exchange rates, and equity and commodity prices. The Company is not exposed to significant market risk given the low value of its investments.

(iii)  Currency risk:

The following financial assets and liabilities were denominated in foreign currencies at December 31, 2021 (U.S. dollar 1.2678, Euro 1.4465) and December 31, 2020 (U.S. dollar 1.2753, Euro 1.5597):

	December 31 2021	December 31 2020
Denominated in U.S. dollars
Cash	73,934	402,991
Trade and other receivables	789,847	646,106
Accounts payable and accrued liabilities	(1,769,869)	(191,906)
Net assets denominated in U.S. dollars	(906,088)	857,191

Denominated in Euros
Cash	67,035	87,756
Accounts payable and accrued liabilities	(19,367)	(968,456)
Lease liability	-	(236,844)
Net assets denominated in Euros	47,668	(1,117,544)

The following table shows the estimated sensitivity of the Company’s total comprehensive loss for the year ended December 31, 2021 from a change in foreign currencies with all other variables held constant as at December 31, 2021:

	Change in net pre-tax	Change in net pre-tax
Percentage change in	loss from % increase	loss from % decrease
foreign currencies	in foreign currencies	in foreign currencies

2%	$(17,056)	17,056
4%	(34,111)	34,111
6%	(51,167)	51,167
8%	(68,223)	68,223
10%	(85,278)	85,278

The Company is subject to currency risk through its sales of products denominated in foreign currencies, purchases of inventory in US dollars and product acquisitions denominated in foreign currencies. As such, changes in the exchange rate affect the operating results of the Company. Dependent on the nature, amount and timing of foreign currency receipts and payments, the Company may from time to time enter into foreign currency derivative contracts to reduce its exposure to foreign currency risks.

(iv)  Credit risk:

Certain of the Company’s financial assets, including cash, short-term investments and accounts receivable are exposed to the risk of financial loss occurring as a result of default of a counterparty on its obligations to the Company. The Company is also exposed, in the normal course of business, to credit risk from customer receivables. These amounts are continually monitored by management for collectability, and, in general, are lower risk as they are typically due from large commercial partners with very limited credit risk.

(v)  Interest rate risk:

Interest risk is the impact that changes in interest rates could have on the Company’s earnings and liabilities. The Company is exposed to variable interest rates as a result of its senior secured debt, which currently bears interest at the Canadian BA rate plus 3.0%. Given the current level and historical variability of the BA rate, it is management’s opinion that the Company is not currently exposed to significant interest rate risk.